Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-121000, 333-129282, 333-137301, 333-147406, 333-159291, 333-164881, 333-172117, 333-188490, 333-210982, 333-227128, 333-228399, 333-231040, 333-236392 and 333-248630) on Form S-8 and the Registration Statements (No. 333-179574, 333-200187, 333-215090, 333-217497, 333-227127 and 333-228398) on Form S-3 of Lantronix, Inc. of our report dated March 26, 2021, relating to our audit of the financial statements of the Lantronix, Inc. 2013 Employee Stock Purchase Plan, as amended which appears in this Annual Report on Form 11-K of Lantronix, Inc. 2013 Employee Stock Purchase Plan, as amended for the year ended December 31, 2020.

/s/ Baker Tilly US, LLP

Irvine, California

March 26, 2021